UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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CRITICARE SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

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PRELIMINARY COPY
SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 2006

September    , 2006

Dear Stockholder:

By now you may be aware that dissident stockholder BlueLine Partners L.L.C., a hedge fund, together with its affiliates, is seeking to solicit written consents from Criticare’s stockholders in order to remove your duly-elected Board of Directors and replace it with a slate of nominees handpicked by BlueLine, including one of BlueLine’s principals.

If elected, BlueLine’s nominees would constitute no less than a majority of Criticare’s directors, thus allowing BlueLine to take control of your Company. However, in connection with its attempt to gain control of your Company, BlueLine is not giving you anything in return—it is not offering to purchase any shares from you, and it is not offering to pay any control premium to you or any other Criticare stockholders.

Furthermore, BlueLine does not offer any business strategy for Criticare in the event that they are successful in their attempt to seize control of your Company, other than their commitment to remove your Board with their handpicked nominees. We believe that BlueLine’s sole purpose in seeking control of the Board and the Company is to extract a quick profit on its Criticare investment by attempting to either sell the Company now, before the value of our current initiatives can be properly realized, or artificially increase the Company’s profits (and possibly stock price) in the short term by indiscriminately slashing research and development costs.

For these reasons and other reasons described in this document, your Board strongly believes that, although they may be in the best interests of BlueLine and its affiliates, BlueLine’s actions are not in the best interests of all stockholders.

We strongly urge you to reject BlueLine’s efforts to replace your Board and give BlueLine, a minority stockholder, control of your Company. Your Board—which (except only for Emil Soika, our President and Chief Executive Officer) is composed entirely of independent directors—is committed to acting in the best interests of all stockholders and believes that it is better positioned than BlueLine’s handpicked nominees to maximize long-term shareholder value.

You can reject BlueLine’s efforts to take control of your Company. First, do not sign BlueLine’s consent card. Second, if you have previously signed a BlueLine consent card, you may revoke that consent by signing, dating and mailing the enclosed GOLD Consent Revocation Card immediately. Finally, if you have not signed BlueLine’s consent card, you can show your support for your Board by signing, dating and mailing the enclosed GOLD Consent Revocation Card. Regardless of the number of shares you own, your revocation of consent is important. Please act today.

Thank you for your continued support.

Very truly yours,
Higgins D. Bailey, Ed.D. Chairman of the Board of Directors

If you have any questions about revoking any consent you may have previously granted or require any other assistance, please contact:

The Altman Group, Inc.
1200 Wall Street West
Lyndhurst, NJ 07071
Call Toll Free: 1-(800) 283-3192
Phone: (201) 806-7300
Fax: (201) 460-0050
Email: criticare@altmangroup.com

PRELIMINARY COPY
SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 2006

September    , 2006

CONSENT REVOCATION STATEMENT
BY
THE BOARD OF DIRECTORS OF CRITICARE SYSTEMS, INC.
IN OPPOSITION TO
A CONSENT SOLICITATION BY BLUELINE PARTNERS L.L.C.

This Consent Revocation Statement is furnished by the Board of Directors of Criticare Systems, Inc., a Delaware corporation, to the holders of outstanding shares of the Company’s common stock, par value $0.04 per share, in connection with the Board’s opposition to the solicitation of written stockholder consents by dissident stockholder BlueLine Partners L.L.C., a hedge fund, and its affiliates.

On August 28, 2006, BlueLine commenced a process to solicit written consents from Criticare’s stockholders seeking to take control of Criticare by removing your duly-elected Board and replacing it with a slate of nominees handpicked by BlueLine. Specifically, BlueLine is seeking stockholder consents to the following proposals:

(1)	Repeal each provision of the Company’s By-laws or amendment thereto adopted subsequent to March 13, 2006 and prior to the effectiveness of BlueLine’s proposals;

(2)	Amend Section 3.02 of Article III of the Company’s By-laws to provide that the entire Board of Directors will be elected each year;

(3)	Remove all six of the present members of the Board of Directors of the Company and any person or persons elected or designated by any such directors to fill any vacancy or newly created directorship;

(4)	Amend Section 3.01 of Article III of the Company’s By-laws to fix the number of directors of the Company at five (5); and

(5)	Elect William Moore, Cindy Collier, and Robert Munzenrider and re-elect Emil Soika and Sam Humphries as directors of the Company.

Your current directors were selected for nomination through processes implemented by the Board in keeping with good corporate governance practices. Please see the discussion in this Consent Revocation Statement under the headings ‘‘Corporate Governance,’’ ‘‘Current Directors of Criticare—Meetings and Committees of the Board of Directors’’ and ‘‘Current Directors of Criticare—Communications between Stockholders and the Board of Directors.’’ In contrast, BlueLine’s nominees have been handpicked by BlueLine, a hedge fund. BlueLine’s obligation is to act in the best interests of BlueLine and its investors, not in the best interests of Criticare and its stockholders.

Your Board unanimously opposes the consent solicitation by BlueLine. Your Board—which (except only for Emil Soika, our President and Chief Executive Officer) is composed entirely of independent directors—is committed to acting in the best interests of all stockholders and believes that it is better positioned than BlueLine’s handpicked nominees to maximize long-term shareholder value.

This Consent Revocation Statement and the enclosed GOLD Consent Revocation Card are first being mailed to stockholders on or about October    , 2006.

Your Board urges you not to sign any consent card sent to you by BlueLine but instead to sign and return the GOLD Consent Revocation Card included with these materials.

If you have previously signed and returned a BlueLine consent card, you have every right to change your mind and revoke your consent. Whether or not you have signed a BlueLine consent card, we urge you to mark the ‘‘YES, REVOKE MY CONSENT’’ boxes on the enclosed GOLD Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, your consent revocation is important. Please act today.

If your shares are held in ‘‘street name,’’ only your broker or your banker can vote your shares. Please contact the person responsible for your account and instruct him or her to submit a GOLD Consent Revocation Card on your behalf today.

In accordance with Delaware law, the record date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to BlueLine’s consent solicitation is the date fixed by the Company’s Board or, if no record date has been fixed by the Board, the first date on which a signed written consent setting forth the action taken or proposed to be taken in writing without a meeting is delivered to the Company in the manner required by Delaware law and the Company’s organizational documents. BlueLine purports to have executed and delivered a written consent to the Company on August 28, 2006, prior to the Board taking any action to fix a record date for this solicitation. Therefore,, the record date for purposes of determining stockholders entitled to execute, withhold or revoke consents relating to BlueLine’s consent solicitation (which we refer to in this document as the ‘‘record date’’), is August 28, 2006. Only holders of record of common stock of the Company as of the close of business on the record date may execute, withhold or revoke consents with respect to BlueLine’s consent solicitation.

THIS PRELIMINARY CONSENT REVOCATION STATEMENT IS BEING FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 2006

If you have any questions about giving your consent revocation or require any other assistance, please contact:

The Altman Group, Inc.
1200 Wall Street West
Lyndhurst, NJ 07071
Call Toll Free: 1-(800) 283-3192
Phone: (201) 806-7300
Fax: (201) 460-0050
Email: criticare@altmangroup.com

Annex I	Information Concerning Persons Who May be Deemed Participants in this Consent Revocation Solicitation	I-1
Annex II	Form of Consent Revocation Solicited on Behalf of the Board of Directors of Criticare Systems, Inc.	II-1

i

FORWARD-LOOKING STATEMENTS

Certain statements made in this Consent Revocation Statement, other reports, filings with the SEC, press releases, conferences, or otherwise indicating the Company’s, the Board’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. These statements are only predictions and may differ materially from actual future events or results. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions, demand for the Company’s products, costs of operations, the development of new products, the reliance on single sources of supply for certain components in the Company’s products, government regulation, health care cost containment programs, the effectiveness of the Company’s programs to manage working capital and reduce costs, competition in the Company’s markets, compliance with product safety regulations and product liability and product recall risks, risks relating to international sales and compliance with U.S. export regulations, unanticipated difficulties in outsourcing the manufacturing of the majority of its products to foreign manufacturers and risks related to foreign manufacturing, including economic and political instability, trade and foreign tax laws, production delays and cost overruns and quality control.

The Company operates in a very competitive and rapidly changing environment. New risk factors can arise, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements.

All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made. The Company is under no obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, and expressly disclaims any such obligation.

DESCRIPTION OF BLUELINE’S CONSENT SOLICITATION

As set forth in BlueLine’s definitive consent solicitation statement filed with the SEC on September 9, 2006, BlueLine is seeking your written consent to the following proposals:

(1)	Repeal each provision of the Company’s By-laws or amendment thereto adopted subsequent to March 13, 2006 and prior to the effectiveness of BlueLine’s proposals;

(2)	Amend Section 3.02 of Article III of the Company’s By-laws to provide that the entire Bard of Directors will be elected each year;

(3)	Remove all six of the present members of the Board of Directors of the Company and any person or persons elected or designated by any such directors to fill any vacancy or newly created directorship;

(4)	Amend Section 3.01 of Article III of the Company’s By-laws to fix the number of directors of the Company at five (5); and

(5)	Elect William Moore, Cindy Collier, and Robert Munzenrider and re-elect Emil Soika and Sam Humphries as directors of the Company.

BlueLine conditions the effectiveness of each of its proposals to the sequential adoption of each of the prior proposals by holders of record, as of the close of business on the record date, of a majority of the shares of common stock of the Company then outstanding (including the receipt of consents from such holders to the removal of each member of the Company’s Board of Directors and to the election of each BlueLine nominee).

For the reasons we describe below, your Board has unanimously determined that BlueLine’s actions would not be in the best interests of all Criticare stockholders.

REASONS TO REJECT BLUELINE’S CONSENT SOLICITATION PROPOSALS

BlueLine Partners L.L.C., a hedge fund, together with its affiliates, is seeking to solicit written consents from Criticare’s stockholders in order to remove your duly-elected Board of Directors and replace it with a slate of nominees handpicked by BlueLine, including one of BlueLine’s principals.

If BlueLine is successful in its attempt to remove the current directors, it will control no less than a majority of Criticare’s Board of Directors and therefore your Company. In connection with its attempt to gain control of your Company, however, BlueLine is not giving you anything in return—it is not offering to purchase any shares from you, and it is not offering to pay any control premium to you or any other Criticare stockholders.

Furthermore, BlueLine does not offer any business strategy for Criticare in the event that they are successful in their attempt to seize control of your Company, other than their commitment to replace your Board with their handpicked nominees. We believe that BlueLine’s sole purpose in seeking control of the Board and the Company is to extract a quick profit on its Criticare investment by attempting to either sell the Company now, before the value of our current initiatives can be properly realized, or artificially increase the Company’s profits (and possibly stock price) in the short term by indiscriminately slashing research and development costs.

Although BlueLine’s actions may be in the best interests of BlueLine, we believe they would severely undermine the medium- and long-term viability of the Company and not be in the best interests of all stockholders. You can reject BlueLine’s attempt to take control of your Company, by not signing any consent card you receive from BlueLine. If you have previously signed a BlueLine consent card, you may revoke that consent by signing, dating and mailing the enclosed GOLD Consent Revocation Card immediately.

YOUR CURRENT MANAGEMENT AND DIRECTORS HAVE A PROVEN TRACK RECORD OF DELIVERING RESULTS AND INCREASING SHAREHOLDER VALUE

In recent years, our Board has been entirely replaced (with the exception only of Dr. Joseph Lai, one of our founders, and Emil Soika, our President and Chief Executive Officer) with new members who are both independent of management and ‘‘independent’’ within the meaning of the applicable listing standards of the American Stock Exchange. Unlike their predecessors, all of the new directors have either significant industry experience or significant financial and accounting expertise and ties to the financial community. In particular:

•	Dr. Higgins Bailey, who was appointed in 2000 and is currently our Chairman, until recently served as President and Chief Executive Officer and then Chairman of the Board of Entropin, Inc., a development-stage pharmaceutical company, and was previously Interim President and Chief Executive Officer for the Pharmaceutical Educational and Development Foundation at the Medical University of South Carolina, which formulates and manufactures pharmaceutical products.

•	Jeff Barnes, who was appointed in 2000, is a partner of Oxford Bioscience Partners, a life science venture firm managing funds with committed capital of more than $800 million. Mr. Barnes has over 20 years of operating and investment experience in the life sciences sector. Prior to Oxford Bioscience, he was a principal at the investment banking firms of Robertson, Stephens & Co. and Needham & Co. where he was involved in the financing and merger activity of over 20 medical device and healthcare technology companies. Mr. Barnes was a co-founder and Chief Executive Officer of Biosyss Corporation, a cardiovascular device company, and held management positions in engineering, manufacturing and marketing within the Medical Products Group of Hewlett-Packard Corp. Mr. Barnes is a member of the Clinical Cardiology Council of the American Heart Association, the Association for the Advancement of Medical Instrumentation, and the National Society of Professional Engineers. In addition to serving on the boards of directors of many healthcare technology companies in the U.S., Europe, and Israel, he is a member of the Harvard-M.I.T. Health Sciences and Technology Advisory Council and the Board of Overseers of Newton-Wellesley Hospital in Newton, MA.

•	Stephen Tannenbaum, who was appointed in 2001, is President of Tannenbaum & Company, PC, a certified public accounting firm. Mr. Tannenbaum has over twenty-nine years of experience in tax, auditing and accounting services. Mr. Tannembaum was a tax partner with Deloitte & Touche from 1985 to 1986.

•	Sam Humphries, who was appointed in January 2006, is President and Chief Executive Officer of HealthTronics, Inc., a publicly traded medical device company, and brings over 25 years of healthcare and medical device experience to our Board.

Under the supervision of the new Board, management recognized that the long-term viability of the Company was dependant on diversifying from a pure patient monitoring business. Vital signs monitors were rapidly becoming a worldwide commodity sold by a few very large competitors resulting from industry consolidation. At that time, Criticare was marketing an eight-year old product line, was undercapitalized and in need of a ground-up internal restructuring. With the Board’s guidance, management addressed these issues by implementing the downsizing and consolidation of many Company functions, a buy-out of certain long-term obligations negative to cash flow, settlement of a long standing lawsuit, and a plan to seek out select niche markets, while unwinding Criticare from a pure core business of vital signs monitoring. The search for niche market opportunities resulted in the selection of two areas for development, each dominated by a single company, looking ripe for superior competition: respiratory gas analysis (led by Datex-Ohmeda, now part of The General Electric Company) and magnetic resonance imaging (MRI) monitoring (led by Invivo Research, now part of Royal Philips Electronics). Management believed that in order to be successful, marketing and sales partnerships in these areas would be required. That effort resulted in the execution of original equipment manufacturer (OEM) agreements with the likes of Philips, Siemens, Fukuda Denshi and Medrad.

We view OEM agreements as a critical component to our strategy to develop products for highly technical, growth oriented niche markets. To capitalize on this business initiative, modules and stand-alone monitors were developed and marketed for blood pressure and anesthetic gases for specific OEM customers. The OEM business has developed into a primary driver of our growth. Total OEM sales (net of $3.58 million sales to Alaris in fiscal 2004) have grown from $1.05 million (or 4% of total sales) in fiscal 2004 to $6.47 million (or 21% of total sales) in fiscal 2006.

Over the last two years, your management has launched three major product initiatives, which even BlueLine admits have ‘‘tremendous individual and combined potential.’’ These are:

•	the development of a new anesthesia monitoring product line for sale under the Criticare brand name and for sale to OEM customers. This has resulted in total respiratory gas monitor sales growing from $0.83 million in fiscal 2004 to $1.55 million in fiscal 2006, an increase of over 86%. The respiratory gas monitor system also utilizes a unique, disposable water trap component proprietary to Criticare. Water trap sales grew from $0.77 million in fiscal 2004 to $1.14 million in fiscal 2006, an increase of over 48%;

•	the development in partnership with Medrad, Inc. of a highly specialized monitoring system for medical imaging applications in an MRI environment. Production shipments of this monitoring system began in January 2005. Sales to this partner have grown quickly, growing from $3.1 million in fiscal 2005 to $5.18 million in fiscal 2006, an increase of over 67%; and

•	following the acquisition, in July 2004, of Alaris Medical Systems, Inc., a long-time OEM customer, by Cardinal Health, Inc., the development of an Acute Care distribution network in the U.S. to sell to markets previously served through Alaris. Following such acquisition, Cardinal Health exited the vital signs monitor business and signed a transition agreement with us, which enabled our new Acute Care distribution network the opportunity to sell to the former Alaris customer base. In conjunction with the transition agreement, in September 2005, we introduced a new portable cardiac monitor for the Acute Care market. Sales for the Acute Care market totaled approximately $3.49 million during the introduction year of fiscal 2006, approaching the largest revenue year Criticare experienced under the Alaris OEM agreement and greatly exceeding our expectations.

Our fiscal 2006 revenue of $31.35 million was the second highest in the Company’s history, representing an increase of $4.57 million, or 17%, over fiscal 2005 revenue of $26.78 million. In addition,

we will report a profit in fiscal 2006 for the first time since 1995, and a significantly smaller operating loss than in any of the previous three fiscal years. Our cash balance has improved and we continue to operate debt free.

As management was successfully implementing our strategy to grow our business, it also kept a close eye on our cost structure. On the manufacturing side, we determined that the overhead and quality control structure needed to support self-manufacture of products we considered to fall under a commodity label could no longer be sustained. That led our Board to approve the contracting with an offshore medical device manufacturer for these types of products. This move permitted us to improve our balance sheet and reduce costs through the sale of our Wisconsin facility and the leaseback of half the space at that facility in August 2002.

Since October 19, 2004, the day that BlueLine made its initial investment in Criticare, through August 25, 2006, the day before BlueLine commenced its consent solicitation, the market value per share of our common stock has increased by approximately 56.36%, substantially more than the return of 16.25% for the S&P 500 and of 10.07% for NASDAQ during the same period.

Our stock performance over the last few months, we believe, bears no relationship to the health of our business. Our fundamentals are better today than they have ever been. We can point to no specific reason for the recent drop in our stock price, other than investors seemingly becoming disenchanted with the sector. Evidence of that, we believe, is the fact that the stock performance of our competitors and peer companies, for no apparent business reasons, also decreased during the same period, and even more significantly than Criticare’s. For example, CAS Medical Systems Inc. was trading at $15 per share in late February and is currently trading in the $5-6 per share range, and Natus Medical Inc. traded at over $20 per share just a few months ago and is now trading in the $11-13 per share range.

YOUR CURRENT DIRECTORS ARE DEDICATED TO IMPLEMENTING STANDARDS TO PROMOTE GOOD CORPORATE GOVERNANCE AND REWARDING MANAGEMENT BASED ON PERFORMANCE

Your Board and management are dedicated to implementing standards to promote good corporate governance. For example:

•	All of our directors, with the exception of our President and Chief Executive Officer, are independent of management and ‘‘independent’’ within the meaning of the applicable listing standards of the American Stock Exchange.

•	We have adopted a Code of Business Ethics, which is applicable to all of our employees, officers and directors, and a Policy for Directors Attendance, which mandates attendance at annual meetings of stockholders, absent compelling reasons, for all directors and director nominees.

Your Board is actively involved with all major issues, strategies and potential transactions management may be considering. For example, during fiscal 2006, the Board held eight separate board meetings with over 90% attendance, the Audit Committee held five meetings with 100% attendance, the Compensation Committee held two meetings with 100% attendance and the Nomination and Corporate Governance Committee held two meetings with 100% attendance.

In addition, the Board continually reviews its composition and that of its committees for any improvements that may be necessary or appropriate. For example, just this past January, Sam Humphries joined our Board as an independent director after he was recommended by a significant stockholder. Mr. Humphries brings a tremendous amount of global experience building high-growth, high-tech businesses through internal development, aggressive merger and acquisition strategies, and creative marketing and distribution alliances throughout the medical industry.

Furthermore, your Board is continually reviewing its corporate governance practices in an effort to identify areas where further improvements can be made and to respond to new concerns that may arise in the marketplace. For example:

•	the Board has instituted a more robust stockholder communications plan to ensure that our stockholders are better and more frequently apprised of our progress. Since September 2005, we have held regular conference calls to provide stockholders with an opportunity to hear first hand the quarterly and year-end information and to ask questions of management in a public forum.

Both our management team and our directors are now and have always been entirely open to sound ideas from any source that would potentially enhance shareholder value through growth and profitability. We welcome such ideas and offer a genuine commitment to expediently follow up and take appropriate action.

In cooperation with the Board, our Chief Executive Officer has worked diligently to continue our long standing policy of compensating our officers based on performance, and the Board has applied the same principle to the compensation of the Chief Executive Officer. Consider the following:

•	Prior to fiscal 2006, when our performance began to show the growth signs we anticipated, four of the six members of our management team had not received raises since fiscal 2003. Additionally, four of the six members of our management team received stock option grants in conjunction with grant awards to the majority of Criticare’s employees. One member of the management team received raise and option grants in conjunction with a promotion.

•	The employment agreement of Mr. Soika, our Chief Executive Officer, does not include automatic increase provisions, but rather provides that his base salary will be reviewed annually by the Compensation Committee within 30 days prior to the end of each fiscal year to determine whether an increase is appropriate. In addition, Mr. Soika is eligible to receive an annual cash bonus at the discretion of the Compensation Committee. At the date of this consent revocation statement, Mr. Soika owns approximately 77,000 shares of our common stock, approximately 10,000 of which he purchased under our Employee Stock Purchase Plan.

•	During the 2005 Annual Stockholders meeting, the stockholders showed their confidence and trust in their Board and management by voting to approve (by an overwhelming majority of the votes cast) an amendment to our 2003 Stock Option Plan that, among other things, increased by 500,000 the number of shares of common stock available for future grant under the plan. To date, only 4,125 of those shares have been awarded, and both these shares and the shares available for grant under the plan (prior to the amendment) are part of a grant of 20,000 shares to our new director, Sam Humphries.

BLUELINE’S TAKEOVER ATTEMPT MAY DESTABILIZE THE COMPANY

The significant knowledge residing in, and the key relationships developed by, our management, under the Board’s supervision, is critical to the continued effective execution of our business strategy and crucial to shepherding Criticare’s business initiatives in the future. In the event BlueLine is successful in its attempt to seize control of the Board and the Company, however, the work that our management has already completed for the strategic growth of the Company will likely be lost. Our senior management has indicated to the Board that they feel that, once the current Board is replaced with BlueLine’s handpicked nominees, even if they are not replaced, they will no longer have the support and confidence of the Board necessary to continue to pursue Criticare’s long term business strategy, but will rather be forced down the path chosen by BlueLine of sacrificing the long-term viability of the Company for short-term profitability.

The marketing and sales partnership efforts required to be successful in the niche markets identified by management take considerable time, effort and expertise to successfully complete. We believe that, if BlueLine is successful in seizing control of the Company, the critical relationships that management has nurtured over the past few years with our OEM partners will be left in serious jeopardy. Some of our OEM partners may not want to deal with the uncertainty created by this solicitation and the prospect of dealing with a company controlled by a hedge fund, and may want to seek to terminate their relationship with Criticare—particularly, if BlueLine carries out its plan to indiscriminately slash our research and development budget in an effort to artificially increase profitability in the short term.

Your Board believes that the significant business risks inherent in BlueLine’s takeover attempt could seriously and permanently retard and impair the upward direction of the Company’s stock price and deprive stockholders of the long-term value they deserve.

DO NOT BE FOOLED. ASK BLUELINE ABOUT THEIR TRUE INTENTIONS . . .

In an April 7, 2006 SEC filing BlueLine disclosed that ‘‘shareholders would be better served and receive greater value by finding a buyer for the Company.’’ In addition, since becoming a Criticare stockholder, BlueLine has been critical (though invariably in very generic terms) of our cost structure and cost controls while advocating an increase in our margins and profitability.

BlueLine’s track record, albeit limited, reveals as one of its main investment tactics pressuring companies in which it invests into a sale as a way to accelerate returns on its own investment. In addition to BlueLine’s current consent solicitation against Criticare, consider the following:

•	Until 2001, BlueLine’s founders, Tim Bacci and Scott Shuda, were a founder and the general counsel, respectively, of Vicinity Corporation, a company that had gone public in 2000. Shortly after leaving Vicinity, Messrs. Bacci and Shuda became a managing member and officer, respectively, of Moloco LLC. In 2002, Moloco filed a Schedule 13D with respect to Vicinity, as part of an effort to ‘‘promote a recapitalization, restructuring and change in control of [Vicinity] on terms that would return significant value to the Issuer's stockholders in the near term.’’ In that same year, Vicinity was acquired by the Microsoft Corporation.

•	We understand that BlueLine was an investor in Compex Technologies, Inc. In November 2005, shortly after BlueLine’s announcement of its investment in that company, Compex announced that it had agreed to be acquired by Encore Medical Corporation, prompting a research analyst to speculate that the two events might be linked.

BlueLine is offering no business plan or strategy for Criticare in the event that they are successful in their attempt to seize control of the Company, other than a commitment to remove your Board and replace them with BlueLine’s handpicked nominees. Even BlueLine recognizes the tenuous situation created by its own consent solicitation when it includes in its slate of nominees two of our current directors (including our Chief Executive Officer, whom BlueLine is now criticizing), alleging the need to ‘‘provide for Board continuity and the perspective and skills of [Messrs. Soika and Humphries] with experience relevant to the Company’s current situation.’’

The foregoing, we believe, is a clear indication that BlueLine is not planning to maximize long-term value for all Criticare stockholders. Rather, we believe that BlueLine’s sole purpose in seeking control of the Board and your Company is to extract a quick profit on its Criticare investment by attempting to either sell the Company now, before the value of the Company’s key product initiatives can be properly realized, or artificially increase the Company’s profits (and possibly stock price) in the short term by indiscriminately slashing research and development costs, thereby undermining the medium- and long-term viability of the Company.

We believe that if the Company is put up for sale or managed only to cut costs and improve margins, the stockholders will forever surrender the opportunity to realize the long-term value that we believe, due to our current initiatives, underlies, but is not yet reflected in, our current stock price. We could not disagree more with BlueLine’s statement that stockholders would ‘‘receive greater value by finding a buyer for the Company.’’ On the contrary, we believe that a sale of the Company now, even at a premium to its current market price, would likely result in a ‘‘fire sale’’ rather than an opportunity to maximize shareholder value.

You should know that, as we stated during our May 12, 2006 conference call, if any bona fide offer is made to acquire the Company, our Board will consider it for recommendation to our stockholders. In fact, as you may remember, five years ago we embarked on an 18-month, worldwide effort to sell the Company that proved unsuccessful, attracting only a few bottom feeders.

. . . AND TO MAKE UP THEIR MIND ABOUT WHAT THEY THINK
IS BEST FOR YOUR COMPANY

On the one hand, BlueLine indicates that their handpicked nominees will bring valuable insights to the Company that will help facilitate and enhance ‘‘long term value’’ for the Company’s stockholders, but on the other hand, they say that ‘‘the best path to creating additional shareholder value is to seek a buyer for the Company.’’ Barely six months before launching its consent solicitation to unseat your duly elected Board, BlueLine stated that ‘‘[t]he Company is clearly performing better now than it did prior to BlueLine’s investment’’ and that ‘‘[m]anagement is to be commended for the job it has done in creating opportunities around new products and recent developments in the marketplace.’’ Furthermore, BlueLine is including in its slate of nominees, two of our directors, including our Chief Executive Officer, the very architect, along with our Board, of our turnaround strategy that prompted BlueLine to begin their consent solicitation!

On the one hand, BlueLine requests meetings with our management to discuss strategy and ideas, but on the other hand, it either does not follow up with ideas or does not even show up for the meeting. Incidentally, in the past two years that it has been a Criticare stockholder, BlueLine has given no proposals to the Company regarding new market opportunities, new products for existing market channels, additional markets to pursue, ideas to penetrate Group Purchasing Organizations (a major challenge for companies our size) or anything of any substance to facilitate the growth of the business. Similarly, BlueLine states that it offered to ‘‘pay for an expert consultant to assist the Company in the execution of its OEM partner strategy’’; after inquiring as to the background of the individual recommended, it was agreed that our Chief Executive Officer would be the one contacted, but no such communication was ever made.

On the one hand, BlueLine criticizes our cost structure and cost controls, but on the other hand, it is now forcing the Company into this solicitation contest that will require the use of very significant human and financial resources that could otherwise be deployed for the continued implementation of the successful strategy endorsed by our Board of building long-term value for all of our stockholders.

Why would you hand the keys to your Company to somebody who continually flip flops on issues relating to the direction of the Company. YOUR BOARD KNOWS BETTER. LET YOUR BOARD CONTINUE TO WORK FOR YOU IN ENHANCING SHAREHOLDER VALUE.

In addition to seeking to remove your duly elected Board, BlueLine is asking you to repeal any by-law amendments adopted by the Board since March 13, 2006, purportedly to prevent the Company’s current directors from approving any amendments to the by-laws that would nullify or delay actions taken by the Company’s stockholders or create new obstacles to BlueLine’s attempts to seize control of the Company. However, your Board has not amended the Company’s by-laws since March 13, 2006, and if it were to adopt any by-law amendment, it would do so only to protect the best interests of all stockholders.

Your Board firmly believes that if we continue to execute our business strategy and implement our current initiatives, the value of the Company will be substantially increased beyond what could reasonably be expected to be obtained in a sale of the Company today or from an indiscriminate reduction of our research and development budget.

Your Board believes that BlueLine is seeking to realize short-term profits at your expense and deprive you of the long-term value that your Board and management has provided and will continue to provide. Your Board firmly believes that the solicitation being undertaken by BlueLine is not in the best interests of all Criticare stockholders.

We urge you to reject BlueLine’s solicitation and not to sign any consent you may receive from BlueLine. If you have previously signed a BlueLine consent card, you may revoke that consent by signing, dating and mailing the Consent Revocation Card that we will be sending you shortly. Regardless of the number of shares you own, your revocation of consent is important.

DO NOT DELAY. In order to ensure that the existing Board is able to act in your best interests, please mark, sign, date and return the enclosed GOLD Consent Revocation Card as promptly as possible.

If you have any questions about revoking any consent you may have previously granted or require any other assistance, please call:

The Altman Group, Inc. toll free at: 1-(800) 283-3192.

BACKGROUND OF BLUELINE'S CONSENT SOLICITATION

Your Board believes that BlueLine’s recent actions reflect a single, self-interested desire: to extract a quick profit on BlueLine’s investment in Criticare by seizing control of the Board and your Company and then attempting to either sell the Company now, before the value of our current initiatives can be properly realized, or artificially increase the Company’s short-term profit by indiscriminately slashing research and development costs in an attempt to artificially increase the Company’s profits (and possibly stock price) in the short term. Although this may be in the best interests of BlueLine, we believe it would be severely detrimental to the medium- and long-term viability of the Company and not in the best interests of all stockholders. Furthermore, BlueLine’s actions divert the Company’s resources and management attention away from our core mission of continuing to successfully execute our business strategy thereby enhancing long-term value for all of Criticare stockholders.

On December 14, 2004, BlueLine filed a Schedule 13D with the SEC reporting the acquisition of beneficial ownership of approximately 5% of the Company’s outstanding shares of common stock, including 139,500 shares (net of sales) purchased at prices ranging from $2.35 to $3.05 during the period from October 19 through December 9, 2004. In this filing, BlueLine indicated that it believed the Company’s market valuation could increase ‘‘by more than 50%’’ following ‘‘relatively modest operational reforms’’ designed to ‘‘make the Company consistently profitable on its existing revenue and from efforts to grow the Company’s business through both organic and strategic initiatives.’’

On April 11, 2005, BlueLine filed an amendment to its Schedule 13D reporting an increase in beneficial ownership of shares of the Company’s common stock to approximately 6.12%, including 107,200 shares (net of sales) purchased at prices ranging from $3.02 to $3.49 during the period from February 11 through April 8, 2005. In this filing, BlueLine, among other things, reiterated that the Company’s cost structure could be managed ‘‘so that it can become consistently profitable on existing revenues.’’

At a May 19, 2005 meeting in which two BlueLine representatives, including Tim Bacci and William Moore, and from Criticare, Emil Soika, our President and Chief Executive Officer, and Joel Knudson, our Vice President of Finance, participated, Mr. Soika encouraged BlueLine, on more than one occasion, to ‘‘bring an idea to the table’’ assuring BlueLine of his commitment to ‘‘follow it up.’’ To date, however, nothing concrete has been received other than generic comments, constant criticism of management and the Board and continued touting of ‘‘compliance’’ and ‘‘governance’’ as the road to the Company’s success.

Effective September 1, 2005, the Company entered into an amended and restated Employment Agreement with Emil Soika, our President and Chief Executive Officer, and our Compensation Committee approved increases in the base salaries of three other executive officers of the Company.

On September 28, 2005, BlueLine filed a second amendment to its Schedule 13D reporting a slight increase in beneficial ownership of shares of the Company’s common stock to approximately 6.2%, including 50,200 shares (net of sales) purchased at prices ranging from $4.05 to $5.09 during the period from August 3 through September 22, 2005. BlueLine stated in this amendment, among other things, that it believed the Company had ‘‘made progress in its efforts to reduce fixed costs.’’

On October 25, 2005, William Moore of BlueLine sent a letter to Dr. Bailey, our Chairman, with suggestions for improving communication between BlueLine and Criticare’s Board, and expressing BlueLine’s ‘‘strong preference to privately discuss and resolve problem areas with management and the board of directors.’’

On November 9, 2005, William Moore sent a letter to Dr. Bailey outlining the reasons why BlueLine would not vote in favor of a proposal to be voted on at the upcoming 2005 Annual Meeting of Stockholders to amend the Company’s 2003 Stock Option Plan to, among other things, increase by 500,000 the number of shares of common stock available for future grant under the plan. This letter was also filed as an exhibit to BlueLine’s fifth amendment to Schedule 13D described below.

On December 1, 2005, at the annual meeting of Criticare stockholders, the stockholders approved a proposal to amend the Company’s 2003 Stock Option Plan to increase by 500,000 the total number of shares of common stock of the Company available for future grants under the plan and to authorize the issuance of shares of restricted stock and stock appreciation rights to eligible participants in the plan. On that date, Scott Shuda of BlueLine met with the directors in attendance at the stockholder meeting to convey BlueLine's dissatisfaction with the Company's handling of compliance and governance issues, including BlueLine's opposition to Board meetings being held via teleconference rather than in person.

On December 14, 2005, BlueLine filed a third amendment to its Schedule 13D reporting a further increase in its beneficial ownership of shares of the Company’s common stock to approximately 9.9%, including 394,700 shares (net of sales) purchased at prices ranging from $4.54 to $4.95 during the period from October 18 through December 12, 2005. In this filing, BlueLine suggested that a board seat might become vacant as a result of recent sales of stock by one of the Company’s largest stockholders, and stated that it had submitted to the Company the names and biographical data on several director candidates. The Board subsequently reviewed each of these candidates (including one BlueLine principal), and concluded that the candidate ultimately selected, Sam Humphries, was significantly better qualified that any other submission, including names from sources other than BlueLine.

On December 16, 2005, Scott Shuda of BlueLine sent a letter to Dr. Bailey, among other things, expressing BlueLine’s desire to ‘‘establish and maintain an open dialogue’’ with Criticare’s management and Board to discuss issues as they arise, and suggesting that Regulation FD and the potential for insider trading should not stand in the way of BlueLine’s participating in the Company’s affairs.

On January 12, 2006, Scott Shuda sent a letter to Dr. Bailey requesting a meeting to discuss Criticare’s future and BlueLine’s involvement with the Company following the release of the Company’s results for its second fiscal quarter. This was agreed to by the Company with a time and date set for a May 9, 2006 meeting. On the advice of our outside counsel, we required as a condition to meeting with BlueLine that the parties enter into a confidentiality agreement. Attendance by BlueLine was cancelled two weeks prior to the meeting by one of its principals citing personal reasons. Meanwhile, none of the other BlueLine principals offered to attend this meeting, which was thus cancelled.

Effective January 27, 2006, the size of the Company’s Board of Directors was increased from five to six members and Sam B. Humphries was appointed to the Board. Mr. Humphries is currently the President and Chief Executive Officer of HealthTronics, Inc., a publicly traded medical device company, and has over 25 years of healthcare and medical device experience.

On February 16, 2006, BlueLine filed a fourth amendment to its Schedule 13D reporting a reduction in its beneficial ownership of shares of the Company’s common stock to approximately 8.1%, including 229,500 shares (net of purchases) sold at prices ranging from $4.59 to $5.30 during the period from December 12, 2005 through February 7, 2006 (including 206,500 shares sold at $5.30 per share). In this filing, BlueLine stated, among other things, that ‘‘[m]anagement is to be commended for the job it has done in creating opportunities around new products and recent developments in the marketplace’’ and ‘‘[t]he Company is clearly performing better now.’’

On March 13, 2006, the Board approved an increase in annual fees payable to outside directors from $12,000 to $24,000 (from $15,000 to $30,000 for the Chairman) while repealing the practice of paying fees to directors who are officers or employees of the Company. Also on March 13, the Board amended the Company’s By-laws to reduce the maximum number of directors authorized from 13 to seven.

On April 7, 2006, BlueLine filed a fifth amendment to its Schedule 13D reporting an increase in its beneficial ownership of shares of the Company’s common stock to approximately 9.6%, including 192,200 shares purchased at prices ranging from $4.54 to $4.96 during the period from February 6 through April 3, 2006. In this filing, BlueLine stated, among other things, that ‘‘the best path to creating additional shareholder value is to seek a buyer for the Company’’ and that ‘‘shareholders would be better served and receive greater value by finding a buyer for the Company now.’’

On August 3, 2006, the Company announced record sales (on a preliminary, unaudited basis) for fiscal 2006, with net sales increasing 17% from $26.78 million in fiscal 2005 to $31.35 million in fiscal 2006. The Company also announced receipt of an initial order exceeding $1 million pursuant to a multi-year agreement to replace all vital signs monitors in over 50 domestic plasma collection centers.

On August 21, 2006, the Company once again offered the opportunity to meet with BlueLine to explore a specific topic. Again a confidentiality agreement was delivered to BlueLine for execution with a follow up phone call to a BlueLine representative. No return communication was ever received.

On August 22, 2006, BlueLine filed a sixth amendment to its Schedule 13D reporting a further increase in its beneficial ownership of shares of the Company’s common stock to approximately 10.7%, including 110,200 shares (net of sales) purchased at prices ranging from $2.80 to $3.98 during the period from June 22 through August 18, 2006. In this amendment, BlueLine, while acknowledging that the Company ‘‘possess[es] significant potential’’ announced its intention to begin a consent solicitation to unseat your Board.

On August 28, 2006, BlueLine filed a preliminary consent statement with the SEC, which was amended on September 8 and 11, seeking, among other things, to destagger and remove your Board, fix the number of directors at five and elect five new directors. BlueLine filed its definitive consent statement on September 12, 2006. In its definitive consent statement BlueLine described as its strategy going forward, if they are successful in seizing control of the Company, to urge the new Board to ‘‘(i) hold regular, in-person meetings of the full board of directors; (ii) hold regular, in-person meetings of each board committee; (iii) hold regular executive sessions of the non-management board members; and (iv) take action to adjust management compensation to better link pay with performance.’’

On September 14, 2006, Criticare filed with the SEC a position statement of its Board of Directors in response to BlueLine’s attempt to unseat the current directors and seize control of Criticare, and on September 22, 2006, filed this preliminary consent revocation statement.

QUESTIONS AND ANSWERS ABOUT THIS
CONSENT REVOCATION SOLICITATION

Q: Who is making this solicitation?

A: Your Board of Directors.

Q: What are we asking you to do?

A: You are being asked to revoke any consent that you may have delivered in favor of the five proposals described in BlueLine’s consent solicitation statement and, by doing so, preserve your current Board of Directors, which will continue to act in the best interests of all stockholders.

Q: Who is entitled to consent, withhold consent or revoke a previously given consent with respect to BlueLine’s proposals?

A: Only holders of record of shares of common stock of the Company as of the close of business on the record date are entitled to consent, withhold consent or revoke a previously given consent with respect to BlueLine’s proposals. In accordance with Delaware law, the record date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to BlueLine’s consent solicitation is the date fixed by the Company’s Board or, if no record date has been fixed by the Board, the first date on which a signed written consent setting forth the action taken or proposed to be taken in writing without a meeting is delivered to the Company in the manner required by Delaware law and the Company’s organizational documents. BlueLine purports to have executed and delivered a written consent to the Company on August 28, 2006, prior to the Board taking any action to fix a record date for this solicitation. Therefore, the record date for purposes of determining stockholders entitled to execute, withhold or revoke consents relating to BlueLine’s consent solicitation, is August 28, 2006.

Q: If I have already delivered a consent, is it too late for me to change my mind?

A: No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a GOLD Consent Revocation Card, as discussed in the following question.

Q: What is the effect of delivering a GOLD Consent Revocation Card?

A: By marking the ‘‘YES, REVOKE MY CONSENT’’ boxes on the enclosed GOLD Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to BlueLine. Even if you have not submitted a consent card, you may submit a GOLD Consent Revocation Card as described above. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process.

Q: What should I do to revoke my consent?

A: Mark the ‘‘YES, REVOKE MY CONSENT’’ boxes next to each proposal listed on the GOLD Consent Revocation Card. Then, sign, date and return the enclosed GOLD Consent Revocation Card today to The Altman Group, Inc. in the envelope provided. It is important that you date the GOLD Consent Revocation Card when you sign it.

If your shares are held in ‘‘street name,’’ only your broker or your bank can vote your shares. Please contact the person responsible for your account and instruct him or her to submit a GOLD Consent Revocation Card on your behalf today.

Q: What happens if I do nothing?

A: As long as you do not execute and return any consent card BlueLine may request from you, you will effectively be voting AGAINST BlueLine’s proposals, even if you do not return the enclosed GOLD Consent Revocation Card. We ask, however, that you return the enclosed GOLD Consent Revocation Card, whether or not you previously delivered a consent form to BlueLine, as that will help us keep track of the progress of the consent process.

Q: Who will determine how many consents have been received?

A: We intend to retain an independent inspector for BlueLine’s consent solicitation to ensure an independent, accurate and verifiable tabulation of the results.

Q: What happens if BlueLine’s proposals pass?

A: If BlueLine delivers to the Company unrevoked consents representing a majority of the Company’s outstanding common stock within 60 days after the record date, the current Board that you elected will be replaced by BlueLine’s handpicked nominees, effectively giving BlueLine, a minority stockholder, control of your Company.

You should know that, in connection with its attempt to gain control of your Company, BlueLine is not giving you anything in return—it is not offering to purchase any shares from you, and it is not offering to pay any control premium to you or any other Criticare stockholders.

Q: What is your Board’s position with respect to BlueLine’s proposals?

A: Your Board of Directors has unanimously determined that BlueLine’s proposals are not in the best interests of all Criticare stockholders (although they may be in the best interests of BlueLine) and that stockholders should REJECT the proposals. Your Board’s reasons are set forth above in the section of this Consent Revocation Statement entitled ‘‘Reasons to Reject BlueLine’s Consent Solicitation Proposals.’’

Q: What does your Board of Directors recommend?

A:    You Board strongly believes that BlueLine’s sole purpose in undertaking the current consent solicitation intended to replace control of the Board and seize control of your Company is to extract a quick profit on its Criticare investment by attempting to either sell the Company now, before the value of our current initiatives can be properly realized, or artificially increase the Company’s profits (and possibly stock price) in the short term by indiscriminately slashing research and development costs. Your Board of Directors does not believe that BlueLine’s proposed course of action is in the best interests of all the stockholders and therefore unanimously opposes the solicitation by BlueLine and urges stockholders to reject the solicitation and revoke any consent previously submitted.

Q: Who should I call if I have questions about the solicitation?

A: Please call The Altman Group, toll free at 1-(800) 283-3192

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law, the record date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to BlueLine’s consent solicitation is the date fixed by the Company’s Board or, if no record date has been fixed by the Board, the first date on which a signed written consent setting forth the action taken or proposed to be taken in writing without a meeting is delivered to the Company in the manner required by Delaware law and the Company’s organizational documents. BlueLine purports to have executed and delivered a written consent to the Company on August 28, 2006, prior to the Board taking any action to fix a record date for this solicitation. Therefore, the record date for purposes of determining stockholders entitled to execute, withhold or revoke consents relating to BlueLine’s consent solicitation, is August 28, 2006. Only holders of record of common stock of the Company as of the close of business on the record date may execute, withhold or revoke consents with respect to BlueLine’s consent solicitation. As of August 28, 2006, there were 12,293,668 shares of common stock of the Company outstanding, each entitled to one consent per share.

Only stockholders of record as of the record date are eligible to execute, withhold and revoke consents in connection with BlueLine’s proposals. Persons beneficially owning shares of the Company’s common stock (but not holders of record), such as persons whose ownership of the Company’s common stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the GOLD Consent Revocation Card on their behalf in order to withhold or revoke their consents.

Effectiveness of Consents

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit stockholder action by written consent. Under Sections 228 and 213 of the Delaware General Corporation Law, BlueLine’s proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Company’s common stock outstanding as of the record date are delivered to the Company within 60 days after the record date, which (if the Board did not act to set a record date therefor) is the date the earliest dated consent was delivered to the Company in the manner required by Delaware law and the Company’s organizational documents.

Because BlueLine’s proposals could become effective before the expiration of the 60-day period, we urge you to act today to return the GOLD Consent Revocation Card.

Effect of GOLD Consent Revocation Card

A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a GOLD Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to BlueLine. Stockholders are urged, however, to deliver all consent revocations to The Altman Group, Inc., 1200 Wall Street West, Lyndhurst, NJ 07071 (Facsimile: (201) 460-0050). The Company requests that if a revocation is instead delivered to BlueLine, a copy of the revocation also be delivered to the Company, c/o The Altman Group, Inc., at the address or facsimile number set forth above, so that the Company will be aware of all revocations.

Unless you specify otherwise, by signing and delivering the GOLD Consent Revocation Card, you will be deemed to have revoked consent to all of BlueLine’s proposals.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to BlueLine or by delivering to BlueLine a subsequently dated consent card that BlueLine sent to you.

If any shares of common stock that you owned on the record date were held for you in an account with a stock brokerage firm, bank nominee or other similar ‘‘street name’’ holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other ‘‘street name’’ holder to grant or revoke consent for the shares of common stock held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed GOLD Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o The Altman Group, Inc., at the address or facsimile number set forth above so that the Company will be aware of your instructions and can attempt to ensure such instructions are followed.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO BLUELINE. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE PREPAID ENVELOPE THE GOLD CONSENT REVOCATION CARD ACCOMPANYING THIS CONSENT REVOCATION STATEMENT. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE GOLD CONSENT REVOCATION CARD WITH RESPECT TO ONE OR MORE OF BLUELINE’S CONSENT PROPOSALS, THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO SUCH PROPOSALS.

The Company has retained The Altman Group, Inc. to assist in communicating with stockholders in connection with BlueLine’s consent solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your GOLD Consent Revocation Card or any other questions, The Altman Group, Inc. will be pleased to assist you. You may call The Altman Group, Inc. toll free at: 1-(800) 283-3192. You may also contact The Altman Group, Inc. at (201) 806-7300.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any BlueLine consent cards. Instead, reject the solicitation efforts of BlueLine by promptly completing, signing, dating and mailing the enclosed GOLD Consent Revocation Card to The Altman Group, Inc., 1200 Wall Street West, Lyndhurst, N J 07071. You may also send a properly completed, signed and dated GOLD Consent Revocation Card to The Altman Group via facsimile using the following facsimile No.: (201) 460-0050. Call The Altman Group, Inc. toll free at 1-(800) 283-3192 with any questions.

Please be aware that if you sign a BlueLine consent card but do not check any of the boxes on the card, you will be deemed to have consented to BlueLine’s proposals.

Results of Consent Revocation Statement

The Company intends to retain an independent inspector of elections in connection with BlueLine’s solicitation. The Company intends to notify stockholders of the results of the consent solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF REVOCATIONS

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s current revocation solicitation (other than salaries and wages of officers and employees) will be approximately $250,000, of which approximately $90,000 has been spent as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations in person or by telephone or other forms of telecommunication.

This solicitation is being made by your Board of Directors. The Company has retained The Altman Group, Inc., as proxy solicitor at an estimated fee of $35,000, plus reasonable out-of-pocket expenses, including costs associated with contacting stockholders directly, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company’s common stock. The Altman Group, Inc. has advised the Company that approximately 25 of its employees will be involved in the solicitation of revocations by The Altman Group, Inc., and on behalf of the Company. In addition, The Altman Group, Inc., and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Company’s Solicitation

Under applicable regulations of the SEC, each director and certain executive officers of the Company are deemed a ‘‘participant’’ in the Company’s solicitation of revocations of consent. Please refer to the section entitled ‘‘Securities Ownership of Certain Beneficial Owners and Management’’ and to Annex I (Certain Information Regarding Participants in this Consent Revocation Solicitation) for information about our directors and officers who may be deemed a participant in the solicitation.

APPRAISAL RIGHTS

Holders of shares of common stock of the Company do not have appraisal rights under Delaware law in connection with this solicitation of revocations.

CORPORATE GOVERNANCE

Your Board and management are dedicated to implementing standards to promote good corporate governance, including the following:

•	All of our directors, with the exception of our President and Chief Executive Officer are independent of management and ‘‘independent’’ within the meaning of the applicable listing standards of the American Stock Exchange.

•	We have three standing committees of the Board, an Audit Committee, a Compensation Committee and a Nomination and Corporate Governance Committee, all of which are composed of independent directors. Both the Audit Committee and the Nomination and Corporate Governance Committee operate according to a charter approved by the Board, copies of which are available on our website at www.criticaresystems.com.

•	We have adopted a Code of Business Ethics, which is applicable to all of our employees, officers and directors, and a Policy for Directors Attendance which mandates attendance at annual meetings of stockholders, absent compelling reasons, for all directors and director nominees.

•	Your Board is actively involved with all major issues, strategies and potential transactions management may be considering and is interested in hearing and responding to stockholder comments. For example, during fiscal 2006, the Board held eight separate board meetings with over 90% attendance, the Audit Committee held five meetings with 100% attendance, the Compensation Committee held two meetings with 100% attendance and the Nomination and Corporate Governance Committee held two meetings with 100% attendance.

•	The Board continually reviews its composition and that of its committees for any improvements that may be necessary or appropriate. For example, just this past January, Sam Humphries joined our Board as an independent director after he was recommended by a significant stockholder. Mr. Humphries brings a tremendous amount of global experience building high-growth, high-tech businesses through internal development, aggressive merger and acquisition strategies, and creative marketing and distribution alliances throughout the medical industry. He also brings over 25 years of healthcare and medical device experience to the Board.

Furthermore, your Board is continually reviewing its corporate governance practices in an effort to identify areas where further improvements can be made and to respond to new concerns that may arise in the marketplace. For example:

•	The Board has instituted a more robust stockholder communications plan to ensure that our stockholders are better and more frequently apprised of our progress. Since September 2005, we have held regular conference calls to provide stockholders with an opportunity to hear first hand the quarterly and year-end information and to ask questions of management in a public forum. Over the course of this communications plan, we have grown from no regular communications, to quarterly conference calls with no question and answer session, to our current conference call format, which includes an interactive question and answer session.

•	[You Board intends to [develop and formalize corporate governance guidelines to reflect the Company’s commitment to best practices, and to] adopt a charter for the Compensation Committee. Both these documents will be made available on our website at www.criticaresystems.com on or before this year’s annual meeting of stockholders.]

CURRENT DIRECTORS OF CRITICARE

The names of the current members of the Board of Directors and certain information about them are set forth below:

Name	Age	Director Since	Position
Higgins D. Bailey, Ed.D.(2)	76	2000	Chairman of the Board
Jeffrey T. Barnes	52	2000	Vice Chairman of the Board
Sam B. Humphries	64	2006	Director
N.C. Joseph Lai, Ph.D.(1)	64	1984	Director
Emil H. Soika	68	1998	Director, President and CEO
Stephen K. Tannenbaum(2)	55	2001	Director

(1)	Member of the Audit Committee

(2)	Member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee

Each director holds office until the expiration of his term or until his or her successor has been elected and qualified. Officers are appointed by and serve at the discretion of the Board of Directors. On March 13, 2006, the Board of Directors amended the Restated By-Laws of the Company to reduce the maximum number of directors authorized from 13 to seven. The Board of Directors has reviewed the independence of its incumbent directors under the applicable standards of the American Stock Exchange. Based on this review, the Board of Directors determined that each of Dr. Higgins D. Bailey, Jeffrey T. Barnes, Sam B. Humphries, Dr. N.C. Joseph Lai and Stephen K. Tannenbaum is independent under those standards.

Higgins D. Bailey, Ed.D., 76, has served as Chairman of the Board of the Company since May 2003. Dr. Bailey was President and Chief Executive Officer and then Chairman of the Board of Entropin, Inc., a development-stage pharmaceutical company, from September 1991 until May 2005. From 1995 to 1996, Mr. Bailey was Interim President and Chief Executive Officer for the Pharmaceutical Educational and Development Foundation at the Medical University of South Carolina, Charleston, South Carolina, which formulates and manufactures pharmaceutical products. Dr. Bailey served as the business manager of the Thomas T. Anderson law firm, located in Indio, California, from September 1991 to January 2006.

Jeffrey T. Barnes, 52, has been a partner of Oxford Bioscience Partners, a venture capital company, since October 1999. Mr. Barnes has over 20 years of operating and investment experience in the life sciences sector. Prior to Oxford Bioscience, he was a principal at the investment banking firms of Robertson, Stephens & Co. and Needham & Co. where he was involved in the financing and merger activity of over 20 medical device and healthcare technology companies. Mr. Barnes was a co-founder and Chief Executive Officer of Biosyss Corporation, a cardiovascular device company, and held management positions in engineering, manufacturing and marketing within the Medical Products Group of Hewlett-Packard Corp. Mr. Barnes is a member of the Clinical Cardiology Council of the American Heart Association, the Association for the Advancement of Medical Instrumentation, and the National Society of Professional Engineers. In addition to serving on the boards of directors of many healthcare technology companies in the U.S., Europe, and Israel, he is a member of the Harvard-M.I.T. Health Sciences and Technology Advisory Council and the Board of Overseers of Newton-Wellesley Hospital in Newton, MA. He received a B.S. degree in Physiology & Biophysics and an M.S. degree in Engineering from Duke University and an M.S. degree from Stanford University Graduate School of Business. Mr. Barnes was appointed a director of the Company in connection with Oxford Bioscience Partners’ investment in the Company pursuant to the terms of a Purchase Agreement, dated as of October 17, 2000, among the Company, Oxford Bioscience Partners III L.P., Oxford Bioscience Partners (Bermuda) III Limited Partnership and mRNA Fund L.P.

Sam B. Humphries, 64, has served as President and Chief Executive Officer of Healthronics, Inc., a publicly-traded medical device company, since May 8, 2006. From January 2005 to May 2006,

Mr. Humphries served as President and Chief Executive Officer of Uroplasty, Inc., a publicly-traded medical device company. He was previously a founding partner of Ascent Medical Technology Fund, L.P., a venture capital fund. As President and CEO of American Medical Systems (AMS) he was an investor and part of a leveraged buyout/spin-off from Pfizer, Inc. Before joining AMS, Mr. Humphries was President and CEO of Optical Sensors, Inc., a medical device start-up company, where he guided the company from start-up through an IPO. Prior to Optical Sensors, Mr. Humphries served first as Vice President of World Wide Sales and Marketing, and then as President and CEO, of AMS. Earlier, he was with the Medical Systems Group/Critical Care Patient Monitoring Business of the General Electric Company. Mr. Humphries has served on numerous private and public Boards of Directors, and served on the Board of Directors of the Health Industry Manufacturers Association (now AdvaMed) and Uroplasty, Inc. Mr. Humphries serves on the Board of Directors of Healthronics, Inc., and Universal Hospital Services, Inc.

N.C. Joseph Lai, Ph.D. 64, has served as Executive Chairman of BioForm, Inc., a company that produces special medical devices, since December 2002. From June 1999 to December 2002, Dr. Lai served as President and Chief Executive Officer of BioForm, Inc. Dr. Lai was a co-founder of the Company and served as Vice Chairman of its Board and as an officer from the Company’s inception in October 1984 until November 1998.

Emil H. Soika, 68, has served as President and Chief Executive Officer of the Company since November 1998. From November 1995 to September 1998, Mr. Soika served as Vice President and General Manager of Spacelabs Medical, a medical monitoring and clinical information systems company. Prior to that, Mr. Soika served as the President of Block Medical, the Vice President and General Manager of IMED Corporation and as a Division President of Baxter Healthcare.

Stephen K. Tannenbaum, 55, has served as the President of Tannenbaum & Company, PC, a certified public accounting firm located in Denver, Colorado, since September 1994. Mr. Tannenbaum has over 29 years of experience in tax, auditing and accounting services. Mr. Tannenbaum was a tax partner with Deloitte & Touche from 1985 to 1986.

Meetings and Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors held eight meetings during the Company’s fiscal year ended June 30, 2006. Except for Mr. Barnes, each director attended at least 75% of the aggregate number of Board and committee meetings in 2002. It is the Company’s policy that, absent unusual or unforeseen circumstances, all of the directors are expected to attend annual meetings of stockholders. All of the directors attended the Company’s 2005 Annual Meeting of Stockholders, except Mr. Lai who was traveling outside of the country.

Audit Committee.    The members of the Audit Committee are Dr. Higgins D. Bailey, Dr. N.C. Joseph Lai and Stephen K. Tannenbaum (Chairman), each of whom is ‘‘independent’’ under applicable SEC rules and applicable standards of the American Stock Exchange. The Audit Committee met five times during the fiscal year ended June 30, 2006. The Audit Committee is responsible for assisting the Board with oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence and (4) the performance of the Company’s internal accounting function and independent auditors. The Audit Committee has the direct authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors, and is an ‘‘audit committee’’ for purposes of section 3(a)(58)(A) of the Securities Exchange Act of 1934.

The Board has determined that at least one member of the Audit Committee (namely, Mr. Tannenbaum) is an audit committee financial expert (as defined in applicable rules of the Commission) based on such member’s understanding of generally accepted accounting principles and financial statements, ability to assess the application of such principles in connection with accounting for estimates, accruals and reserves, experience in preparing, analyzing and evaluating financial statements, understanding of internal control over financial reporting and understanding of audit committee functions.

The Board has adopted a written charter for the Audit Committee, and a copy of the Audit Committee Charter as currently in effect was attached as Appendix A to the proxy statement distributed in connection with the Company’s 2004 Annual Meeting of Stockholders and is available on our website at www.criticaresystems.com.

Compensation Committee.    The Board’s Compensation Committee is comprised of Dr. Higgins D. Bailey (Chairman) and Stephen K. Tannenbaum, each of whom is ‘‘independent’’ under the applicable standards of the American Stock Exchange. The Compensation Committee met twice during the fiscal year ended June 30, 2006. In addition to such other duties as may be specified by the Board, the Compensation Committee reviews the compensation and benefits of executive officers and makes appropriate recommendations to the Board, administers and oversees the Company’s stock plans and prepares on an annual basis a report on executive compensation.

Nominating and Corporate Governance Committee.    The Board’s Nominating and Corporate Governance Committee is comprised of Dr. Higgins D. Bailey (Chairman) and Stephen K. Tannenbaum, each of whom is ‘‘independent’’ under the applicable standards of the American Stock Exchange. The Nominating and Corporate Governance Committee met twice during the fiscal year ended June 30, 2006. The Nominating and Corporate Governance Committee is responsible for assisting the Board by identifying individuals qualified to become members of the Board and its committees, recommending to the Board nominees for the annual meeting of stockholders, developing and recommending to the Board a set of corporate governance principles applicable to the Company and assisting the Board in assessing director performance and the effectiveness of the Board.

Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. Board members or employees typically suggest candidates for nomination to the Board. In 2005, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. The Nominating and Corporate Governance Committee also has the responsibility to consider director nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors should send a written notice by mail, c/o Secretary, Criticare Systems, Inc., 20925 Crossroads Circle, Suite 100, Waukesha, Wisconsin 53186, that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the stockholder proposes to be considered as a nominee; (2) the number of shares of common stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to stockholders prepared in connection with an election of directors pursuant to section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the stockholder making the recommendation and the number of shares of the common stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by the stockholder making the recommendation. The Company may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Company. Shareholders recommendations should be received by the Company no less than 120 days nor more than 150 days before the date of the proxy statement sent to shareholders in connection with the previous year's annual meeting of shareholders.

The Nominating and Corporate Governance Committee considers any nominee recommended by a stockholder in accordance with the preceding paragraph under the same criteria as any other potential nominee, and neither the Nominating and Corporate Governance Committee nor the Board will evaluate differently any director candidate recommendations received from the Company’s stockholders. The Nominating and Corporate Governance Committee is not, however, obligated to notify a stockholder who has recommended a candidate for election as a director of the reasons for any action the Committee may or may not take with respect to such recommendation. The Nominating and Corporate Governance Committee believes that a nominee recommended for a position on the Company’s Board must have an appropriate mix of director characteristics, experience, diverse perspectives and skills. Qualifications of a prospective nominee that may be considered by the Nominating and Corporate Governance Committee include:

•	personal integrity and high ethical character;

•	professional excellence;

•	accountability and responsiveness;

•	absence of conflicts of interest;

•	fresh intellectual perspectives and ideas; and

•	relevant expertise and experience and the ability to offer advice and guidance to management based on that expertise and experience.

Sam Humphries, our most recent addition to the Board, was recommended by one of our significant shareholders.

Communications between Stockholders and the Board of Directors

The Board welcomes questions, comments and observations from stockholders concerning the policies and operation of the Board and about the general business and operation of the Company. Stockholders may communicate with the Board or any individual director by directing such communication by U.S. mail to the Company’s Secretary at the address of the Company’s headquarters. Each such communication should indicate that the sender is a stockholder of the Company and that the sender is directing the communication to one or more individual directors or to the Board as a whole. All communications will be compiled by the Company’s Secretary and submitted to the Board or the individual directors on a monthly basis unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient(s). Examples of stockholder communications that would be considered improper for submission include, but are not limited to, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company ort its business, communications regarding personal grievances, communications that contain offensive or abusive content, or communications that relate to improper or irrelevant topics. The Secretary may also attempt to handle a communication directly where appropriate, such as where the communication is a request for information about the Company or where it is a stock-related matter. The process for stockholder communication with the Board or with specified director(s) has been approved by the Board, including by a majority of the Company’s independent directors.

EXECUTIVE OFFICERS

The following table sets forth certain information about the executive officers of the Company as of August 28, 2006.

Name	Age	Title
Emil H. Soika	68	President, Chief Executive Officer and Director
Drew M. Diaz	42	Vice President—Worldwide Sales
Michael T. Larsen	47	Vice President—Quality and Regulatory Affairs
Joseph P. Lester	56	Vice President and General Manager
Deborah A. Zane	52	Vice President—Marketing and Business Development
Joel D. Knudson	41	Vice President—Finance and Secretary

Emil H. Soika.    The term of office and past business experience of Mr. Soika are described above under ‘‘Current Directors of Criticare.’’

Drew M. Diaz.    Mr. Diaz was promoted from Director of International Sales to Vice President—International Sales in May 1997 and was most recently promoted to Vice President—Worldwide Sales in January 2002.

Michael T. Larsen.    Mr. Larsen has served as Vice President—Quality and Regulatory Affairs since October 2004. Mr. Larsen served as the Company’s Vice President—Quality Control/Quality Assurance from September 1990 until October 2004.

Joseph P. Lester.    Mr. Lester was promoted to Vice President and General Manager in October 2000 and joined the Company as Vice President—Operations in January 2000. Prior to joining the Company, Mr. Lester was Vice President—Operations for Siemens Medical Systems, Inc., a medical device company, from April 1997 to January 2000.

Deborah A. Zane.    Ms. Zane has served as Vice President—Marketing and Business Development of the Company since September 2001. From March 1999 to September 2001, Ms. Zane served in various marketing positions for the Company.

Joel D. Knudson.    Mr. Knudson has served as Vice President—Finance and Secretary of the Company since September 2004. Mr. Knudson was the Company’s Controller from February 2004 to September 2004. Prior to joining the Company, Mr. Knudson was the Controller for S.K. Williams Co., a metal finishing company, from November 2002 to February 2004 and, prior to that, was the Controller for Anguil Environmental Systems, Inc., a manufacturer of pollution control systems, from November 1994 until October 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC reports of initial beneficial ownership on Form 3 and reports of changes in beneficial ownership on Forms 4 and 5. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during fiscal 2006 all section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that Mr. Barnes filed a Form 4 report on December 2, 2005 reporting a transaction occurring on November 29, 2005 and a Form 4 report on December 9, 2005 reporting a transaction occurring on December 2, 2005 and Ms. Zane filed a Form 4 report on March 2, 2006 reporting a transaction occurring on February 24, 2006.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 28, 2006, certain information regarding the beneficial ownership of the Company’s common stock by (i) each director of the Company, (ii) each named executive officer, (iii) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock and (iv) all directors and executive officers as a group. The Company has determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the persons and entities included in the table have sole voting and investment power with respect to all shares beneficially owned, except to the extent authority is shared by spouses under applicable law. Shares of common stock subject to options that are either currently exercisable or exercisable within 60 days of August 28, 2006 are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The table lists the applicable percentage ownership based on 12,293,668 shares outstanding as of August 28, 2006.

Name and Address of Beneficial Owner(1)	Number of Shares Owned		Percent
Higgins D. Bailey	5,000	(2)		*
Jeffrey T. Barnes	16,300			*
Sam B. Humphries	0			*
N.C. Joseph Lai, Ph.D.	359,710	(3)	2.9
Emil H. Soika	121,265	(4)	1.0
Stephen K. Tannenbaum	7,500	(5)		*
Drew M. Diaz	56,114	(6)		*
Joseph P. Lester	25,000	(7)		*
Deborah A. Zane	25,000	(8)		*
Joel D. Knudson	33,750	(9)		*
BlueLine Partners, L.L.C.	1,318,700	(10)	10.7
Heartland Advisors, Inc.	1,109,400	(11)	9.0
Oberweis Asset Management, Inc.	733,200	(12)	5.9
All directors and executive officers as a group (11 persons)	676,639	(13)	5.4

*	Less than 1%

(1)	Unless otherwise indicated, the address of the beneficial owner is c/o Critisone Systems, Inc., 20925 Crossroads Circle, Suite 100, Waukesha, Wisconsin 53186; the address of Mr. Barnes is c/o Oxford Bioscience Partners, 222 Berkeley Street, Suite 1650, Boston, Massachusetts 02116-3733; the address of Dr. Lai is W302 N6117 Spence Road, Hartland, WI 53029; the address of Mr. Tannenbaum is c/o Tannenbaum & Company, 4155 East Jewell Avenue, Suite 610, Denver, CO 80222; the address of Dr. Bailey is 102 Celano Circle, Palm Desert, CA 92211; and the address of Mr. Humphries is c/o Healthronics, Inc., 1301 Capital of Texas Highway, Suite 200B, Austin, TX 78746.

(2)	Consists of 5,000 shares which Mr. Bailey has the right to acquire under currently exercisable options.

(3)	Consists of 154,710 shares owned directly by Dr. Lai; 116,000 shares owned of record by Dr. Lai's wife; 85,000 shares owned by a trust of which Dr. Lai and his wife are trustees; and 4,000 shares owned by the Lai Family Foundation.

(4)	Consists of 87,000 shares owned directly by Mr. Soika, 25,000 shares which Mr. Soika has the right to acquire under currently exercisable options and 9,265 shares in Mr. Soika's account under the Criticare Systems, Inc. Employee Stock Purchase Plan (the ‘‘Purchase Plan’’).

(5)	Consists of 7,500 shares which Mr. Tannenbaum has the right to acquire under currently exercisable options.

(6)	Consists of 22,200 shares owned directly by Mr. Diaz, 31,500 shares which Mr. Diaz has the right to acquire under currently exercisable options and 2,414 shares in Mr. Diaz's account under the Purchase Plan.

(7)	Consists of 25,000 shares which Mr. Lester has the right to acquire under currently exercisable options.

(8)	Consists of 25,000 shares which Ms. Zane has the right to acquire under currently exercisable options.

(9)	Consists of 33,750 shares which Mr. Knudson has the right to acquire under currently exercisable options.

(10)	Based on Schedule 13D/A filed on August 22, 2006 by BlueLine Partners, L.L.C., as the sole general partner of, and on behalf of, BlueLine Catalyst Fund VIII, L.P., BlueLine Capital Partners, L.P., and BlueLine Partners, L.L.C. (collectively, ‘‘BlueLine’’). BlueLine shares voting and investment power with respect to all such shares. BlueLine's address is 4115 Blackhawk Plaza Circle, Suite 100, Danville, California 94506.

(11)	Heartland Advisors, Inc. (‘‘Heartland’’), filed with the SEC a Schedule 13G dated February 3, 2006 reporting that as of February 3, 2006 Heartland was the beneficial owner of 1,109,400 shares of common stock. Heartland shares voting and investment power with respect to all such shares. William J. Nasgovitz may be deemed to share voting and investment power over all such shares, and each of Heartland and Mr. Nasgovitz disclaim beneficial ownership of such shares. Heartland's address is 789 North Water Street, Milwaukee, Wisconsin 53202.

(12)	The shares reflected in the table are based upon the Schedule 13F dated August 14, 2006 that Oberweis Asset Management, Inc. (‘‘Oberweis’’) has filed with the SEC. Oberweis’ address is 3333 Warrenville Road, Suite 500, Lisle, IL, 60532.

(13)	Includes 174,750 shares of common stock directors and officers as a group have a right to acquire under currently exercisable options and 11,679 shares in the accounts they have under the Purchase Plan.

Please refer to Annex I (Certain Information Regarding Participants in this Consent Revocation Solicitation) to this document for additional information regarding our directors’ and officers’ ownership of Company common stock.

COMPENSATION OF DIRECTORS

Prior to January 1, 2006, directors of the Company received an annual fee of $12,000 and the Chairman of the Board, currently Dr. Higgins D. Bailey, received an annual fee of $15,000. Annual fees were increased to $24,000 for outside directors and to $30,000 for the Chairman of the Board beginning with the quarter ended March 31, 2006, and effective April 1, 2006, directors who are officers or employees of the Company do not receive fees for service on the Board. Director fees are paid quarterly. In addition, directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors. In connection with his appointment to the Board of Directors, on January 27, 2006, Mr. Humphries was granted options to purchase 20,000 shares of common stock of the Company, with an exercise price of $4.60 per share and which vest pro rata over a four-year period on each of January 27, 2007, 2008, 2009 and 2010.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to all compensation, including stock options granted and all cash bonuses and accrued deferred compensation, incurred by the Company during the three fiscal years ended June 30, 2006 awarded to or earned by the person who served as Chief Executive Officer during fiscal 2006 and the four other most highly compensated executive officers of the Company in fiscal 2006. In this document, we refer to the persons listed in the table below as the ‘‘named executive officers.’’

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)		Bonus($)(1)	Other Annual Compensation($)(2)	Securities Underlying Options/SARs(#)	All Other Compensation($)
Emil H. Soika,	2006	248,833		40,000	1,349	—	16,318	(3)
President and Chief	2005	225,000		40,000	1,349	—	19,148	(3)
Executive Officer	2004	225,000		25,000	1,349	50,000	14,213	(3)
Drew M. Diaz,	2006	308,579	(4)	—	1,640	—	7,211	(5)
Vice President–	2005	247,054	(4)	—	1,640	4,000	6,190	(5)
Worldwide Sales	2004	269,205	(4)	—	1,640	40,000	5,960	(5)
Joseph P. Lester,	2006	146,000		29,746	6,000	—	4,945	(6)
Vice President and	2005	142,000		32,904	6,000	—	4,076	(6)
General Manager	2004	140,000		22,870	6,000	25,000	3,584	(6)
Deborah A. Zane,	2006	218,193	(7)	15,000	6,000	—	4,652	(8)
Vice President–Marketing	2005	167,940	(7)	—	6,000	—	3,796	(8)
and Business Development	2004	164,852	(7)	—	6,000	35,000	3,870	(8)
Joel D. Knudson,	2006	127,917		20,000	6,000	5,000	3,100	(10)
Vice President–Finance and Secretary(9)	2005	108,646		—	5,750	70,000	1,076	(10)

(1)	Bonus payments to Mr. Soika, Ms. Zane and Mr. Knudson were made in the discretion of the Company. Bonus payments to Mr. Lester are based on a formula relating to certain offshore sales and cost-savings from offshore manufacturing.

(2)	The amounts for Ms. Zane, Mr. Lester and Mr. Knudson, solely with respect to fiscal 2005 and fiscal 2006, represent automobile allowance payments and all other amounts represent the compensation recognized for the personal use of an automobile leased by the Company.

(3)	For fiscal 2006, represents $3,118 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to a beneficiary of Mr. Soika, $9,000 of fees for services as a director of the Company and $4,200 of Company contributions to the 401(k) plan on behalf of Mr. Soika. For fiscal 2005, represents $3,048 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Soika, $12,000 of fees for services as a director of the Company and $4,100 of Company contributions to the 401(k) plan on behalf of Mr. Soika. For fiscal 2004, represents $2,213 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Soika and $12,000 of fees for services as a director of the Company.

(4)	For fiscal 2006, represents a fixed salary of $110,000 paid by the Company to Mr. Diaz, and commissions of $198,579 paid by the Company to Mr. Diaz based on a percentage of certain sales by the Company. For fiscal 2005, represents a fixed salary of $110,000 paid by the Company to Mr. Diaz, and commissions of $137,054 paid by the Company to Mr. Diaz based on a percentage of certain sales by the Company. For fiscal 2004, represents a fixed salary of $110,000 paid by the Company to Mr. Diaz, and commissions of $159,205 paid by the Company to Mr. Diaz based on a percentage of certain sales by the Company.

(5)	For fiscal year 2006, represents $650 paid by the Company for tax services rendered to Mr. Diaz, $246 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Diaz, $2,115 paid in lieu of vacation time based on Mr. Diaz’s seniority, and $4,200 of Company contributions to the 401(k) plan on behalf of Mr. Diaz. For fiscal year 2005, represents $1,850 paid by the Company for tax services rendered to Mr. Diaz, $240 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Diaz, and $4,100 of Company contributions to the 401(k) plan on behalf of Mr. Diaz. For fiscal year 2004, represents $1,800 paid by the Company for tax services rendered to Mr. Diaz, $160 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Diaz, and $4,000 of Company contributions to the 401(k) plan on behalf of Mr. Diaz.

(6)	For Fiscal 2006, represents $1,056 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Lester, and $3,889 of Company contributions to the 401(k) plan on behalf of Mr. Lester. For fiscal 2005, represents $692 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Lester, and $3,384 of Company contributions to the 401(k) plan on behalf of Mr. Lester. For fiscal 2004, represents $484 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Lester, and $3,100 of Company contributions to the 401(k) plan on behalf of Mr. Lester.

(7)	For fiscal 2006, represents a fixed salary of $128,333 paid by the Company to Ms. Zane, and commissions of $89,860 paid by the Company to Ms. Zane based on a percentage of certain sales by the Company. For fiscal 2005, represents a fixed salary of $120,000 paid by the Company to Ms. Zane, and commissions of $47,940 paid by the Company to Ms. Zane based on a percentage of certain sales by the Company. For fiscal 2004, represents a fixed salary of $120,000 paid by the Company to Ms. Zane, and commissions of $44,852 paid by the Company to Ms. Zane based on a percentage of certain sales by the Company.

(8)	For fiscal 2006, represents $565 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Ms. Zane, and $4,087 of Company contributions to the 401(k) plan on behalf of Ms. Zane. For fiscal 2005, represents $552 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Ms. Zane, and $3,244 of Company contributions to the 401(k) plan on behalf of Ms. Zane. For fiscal 2004, represents $336 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Ms. Zane, and $3,534 of Company contributions to the 401(k) plan on behalf of Ms. Zane.

(9)	Mr. Knudson became an executive officer of the Company with his appointment as Vice President-Finance and Secretary of the Company in September 2004.

(10)	For fiscal 2006, represents $180 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Knudson, and $2,920 of Company contributions to the 401(k) plan on behalf of Mr. Knudson. For fiscal 2005, represents $75 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Knudson, and $1,001 of Company contributions to the 401(k) plan on behalf of Mr. Knudson.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides certain information regarding stock options granted to the named executive officers of the Company during the fiscal year ended June 30, 2006.

Name	Number of Securities Underlying Options Granted(#)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term($)(2)
						5%	10%
Emil H. Soika	—		—	—	—	—	—
Drew M. Diaz	—		—	—	—	—	—
Joseph P. Lester	—		—	—	—	—	—
Deborah A. Zane	—		—	—	—	—	—
Joel D. Knudson	5,000	(1)	11%	5.19	September 9, 2015	16,320	41,358

(1)	This option vests over a four-year period: one-quarter of the shares vest on each of September 9, 2006, 2007, 2008 and 2009.

(2)	The dollar amounts under these columns are the result of theoretical calculations at 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the common stock.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES*

The following table shows the fiscal year-end value of unexercised options held by the named executive officers and the value realized upon exercise of options by the named executive officers during fiscal 2006.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#) (Exercisable/Unexercisable)	Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($) (Exercisable/Unexercisable)(2)
Emil H. Soika	200,000	472,300	25,000/25,000	23,750/23,750
Drew M. Diaz	40,000	128,200	31,500/22,500	31,080/21,800
Joseph P. Lester	43,250	91,865	25,000/25,000	25,875/25,875
Deborah A. Zane	40,000	114,350	25,000/20,000	25,025/19,425
Joel D. Knudson	—	—	32,500/47,500	37,675/40,675

*	No SARs are outstanding.

(1)	Value realized equals the closing price of the common stock on the date of exercise, minus the exercise price, multiplied by the number of shares acquired on exercise.

(2) Calculated based on a closing price of $4.00 per share on June 30, 2006.

Employment Agreements

On June 1, 1999, the Company entered into an employment agreement with Drew M. Diaz, Vice President-Worldwide Sales; effective September 1, 2005, the Company entered into an amended and restated employment agreement with Emil H. Soika, President, Chief Executive Officer and Director; effective May 18, 2000, the Company entered into an employment agreement with Joseph P. Lester, Vice President and General Manager; effective May 12, 2000, the Company entered into an employment agreement with Deborah A. Zane, Vice President-Marketing and Business Development; and effective August 8, 2005, the Company entered into an employment agreement with Joel D. Knudson, Vice President-Finance and Secretary. The agreements provide that Mr. Soika, Mr. Diaz, Mr. Lester, Ms. Zane, and Mr. Knudson will continue to receive their respective current compensation, with an annual review of the compensation within 30 days prior to the end of each fiscal year. Mr. Soika is eligible to participate in a cash bonus program and each of Mr. Soika, Mr. Diaz, Mr. Lester, Ms. Zane and Mr. Knudson is entitled to receive health and life insurance coverage and disability insurance. The Company may terminate Mr. Soika’s, Mr. Diaz’s, Mr. Lester’s, Ms. Zane’s and Mr. Knudson’s respective employment at any time and any of Mr. Soika, Mr. Diaz, Mr. Lester, Ms. Zane or Mr. Knudson may resign at any time. If the Company terminates their employment without cause at any time either prior to or after a change in control of the Company, Mr. Soika is entitled to receive payment of his base salary and his other employee benefits for 30 months, Mr. Lester is entitled to receive payment of his base salary and his other employee benefits for 18 months, and Mr. Diaz, Ms. Zane and Mr. Knudson are each entitled to receive payment of their then current compensation and their other employee benefits for 12 months, respectively, from the date of termination. If Mr. Soika’s, Mr. Diaz’s, Mr. Lester’s, Ms. Zane’s or Mr. Knudson’s employment is terminated for cause, or if they resign, before a change in control of the Company, the terminated employee will not be entitled to receive any base salary or other benefits for periods after the termination date.

If the Company experiences a change in control, and Mr. Soika voluntarily terminates his employment for any reason after the change in control, or Mr. Diaz, Mr. Lester, Ms. Zane or Mr. Knudson voluntarily terminates his or her employment for any reason after completing three months of employment after the change in control, Mr. Soika is entitled to receive payment of his base salary and his other employee benefits for 30 months, Mr. Lester is entitled to receive payment of his base salary and his other employee benefits for 18 months, and each of Mr. Diaz, Ms. Zane and Mr. Knudson is entitled to receive payment of his or her then current compensation and his or her other employee benefits for 12 months, respectively, after the date of termination, or until Mr. Soika, Mr. Diaz, Mr. Lester, Ms. Zane or Mr. Knudson secures alternative employment, whichever period is shorter. Each of Mr. Soika, Mr. Diaz, Mr. Lester and Ms. Zane has agreed not to compete with the Company during employment and for a period of 12, 24, 18 and 12 months, respectively, after any voluntary termination of employment or any termination by the Company without cause. Mr. Soika, Mr. Diaz, Mr. Lester, Ms. Zane and Mr. Knudson have each agreed to maintain the confidentiality of the Company’s financial statements and other financial information.

Stock Option Plans

On November 14, 2003, the Company adopted the Criticare Systems, Inc. 2003 Stock Option Plan (the ‘‘2003 Plan’’), which was amended effective December 1, 2005 to increase by 500,000 the total number of shares of common stock of the Company available for future grants under the plan and to authorize the issuance of shares of restricted stock and stock appreciation rights to eligible participants in the plan. As a result of the adoption of the 2003 Plan, no new stock options can be granted under the stock option plans which existed prior to the approval of the 2003 Plan (collectively, the ‘‘Old Plans’’), although the Company may regrant existing stock options under the Old Plans to extend the terms of such stock options. The 2003 Plan provides for the grant to directors, officers and employees of the Company and to other persons who provide services to the Company of options covering shares of Company common stock, shares of restricted stock and stock appreciation rights. The 2003 Plan is administered by the Compensation Committee of the Board of Directors which has discretion to select grantees, designate the number of shares to be covered by each award, establish vesting schedules, specify the amount and type of consideration to be paid to the Company on exercise, and to specify certain other terms of the awards. The exercise price of options and stock appreciation rights granted under the 2003 Plan must be at least 100% of the fair market value of the common stock on the date of grant.

The Company has reserved 930,000 shares of its common stock for issuance under the 2003 Plan, subject to adjustment for certain dilutive events. At the end of fiscal 2006, options to purchase 422,688 shares were outstanding under the 2003 Plan and options to purchase 121,000 shares were outstanding under the Old Plans. During fiscal 2006, options were granted to purchase 45,000 shares of common stock under the 2003 Plan at an average per share exercise price of $4.90. All options were granted with exercise prices no less than the market price on the grant date. In addition, during fiscal 2006, options to purchase 3,375 shares of common stock at an average per share exercise price of $3.05 were canceled under the 2003 Plan, options to purchase 81,250 shares of common stock at an average per share exercise price of $2.48 were canceled under the Old Plans, options to purchase 7,375 shares of common stock at an average exercise price per share of $3.01 were exercised under the 2003 Plan and options to purchase 465,670 shares of common stock at an average exercise price per share of $2.56 were exercised under the Old Plans. A total of 495,875 shares of common stock remain available for future grants under the 2003 Plan.

Retirement Plan

Effective April 1, 1991, the Company adopted a 401(k) plan, which covers substantially all employees who have completed three months of employment. Under the plan, eligible employees can contribute up to $15,000 of pre-tax compensation for investment in a trust under the plan during the calendar year 2006. The Company matches 50% of the first 4% of employee contributions made, subject to annual approval by the Board of Directors. Employee contributions, within certain limitations, are considered tax deferred under the provisions of section 401(k) of the Internal Revenue Code. Withdrawals of tax deferred amounts may be made upon termination of employment or earlier in the event of certain defined hardship situations. Contributions made or accrued by the Company for named executive officers are included under the ‘‘All Other Compensation’’ column in the Summary Compensation Table.

Other than the 401(k) plan, the Company does not maintain any pension, profit sharing, retirement or similar plans.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

It is contemplated that the next Annual Meeting of Stockholders will be held on or about                 , 2006. Proposals which stockholders intend to present at the 2006 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must have been received at the Company’s principal offices in Waukesha, Wisconsin, no later than June 30, 2006 for inclusion in the proxy material for that meeting. Proposals submitted other than pursuant to Rule 14a-8 will be considered untimely if received after September 13, 2006 and the Company will not be required to present any such proposal at the 2006 Annual Meeting of Stockholders. If the Board of Directors decides to present a proposal despite its untimeliness, the people named in the proxies solicited by the Board of Directors for the 2006 Annual Meeting of Stockholders will have the right to exercise discretionary voting power with respect to such proposal. In order to avoid controversy as to the date on which a proposal was received by the Company, it is suggested that any stockholder who wishes to submit a proposal submit such proposal by Certified Mail, Return Receipt Requested.

IMPORTANT

The Board of Directors urges you NOT to return any BlueLine consent card solicited from you by BlueLine. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed GOLD Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the consent card.

If you have any questions about revoking any consent you may have previously granted or require any other assistance, please contact our soliciting agent:

The Altman Group, Inc.
1200 Wall Street West
Lyndhurst, NJ 07071
Call Toll Free: 1-(800) 283-3192
Phone: (201) 806-7300
Fax: (201) 460-0050
Email: criticare@altmangroup.com

Annex I

Information Concerning Persons Who May Be Deemed Participants in this Consent Revocation Solicitation

The following table sets forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of the directors, officers and employees of the Company who, under SEC rules, may be deemed ‘‘participants’’ in the Company’s solicitation of revocations of consent.

Directors

The principal occupations of the Company’s directors who may be deemed participants in the Company’s solicitation are set forth below. The name and business addresses of the organizations of employment of the Company’s directors and director nominees are as follows:

Name	Address
Higgins D. Bailey	*
Jeffrey T. Barnes	Oxford Bioscience Partners 222 Berkeley Street Suite 1650 Boston, MA 02116-3733
Sam Humphries	HealthTronics, Inc. 1301 Capital of Texas Highway Suite 200B Austin, TX 78746
N.C. Joseph Lai, Ph.D.	*
Stephen K. Tannenbaum	Tannenbaum & Company, P.C. 4155 E Jewel Avenue Suite 610 Denver, CO 80222
Emil H. Soika	*

*	c/o Criticare Systems, Inc., 20925 Crossroads Circle, Suite 100, Waukesha, WI 53186.

Officers and Employees

The principal occupations of the Company’s officers and employees who may be deemed participants in the Company’s solicitation are set forth in the Company’s proxy. The business address of each such person is Criticare Systems, Inc., 20925 Crossroads Circle, Suite 100, Waukesha, WI 53186.

Name	Title
Emil H. Soika	President, Chief Executive Officer and Director
Drew M. Diaz	Vice President–Worldwide Sales
Joel D. Knudson	Vice President–Finance and Secretary
Michael T. Larsen	Vice President–Quality and Regulatory Affairs
Joseph P. Lester	Vice President and General Manager
Deborah A. Zane	Vice President–Marketing and Business Development

Information Regarding Ownership of the Company’s Securities by Participants

None of the persons listed above under ‘‘Directors’’ and ‘‘Officers and Employees’’ owns any of the Company’s securities of record but not beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended). The number of shares of common stock of the Company held by directors and the named executive officers as of August 28, 2006, is set forth in the section entitled ‘‘Securities Ownership of Certain Beneficial Owners and Management.’’ The number of shares of common stock of the Company held by the other officers and employees listed above under ‘‘Officers and Employees’’ as of August 28, 2006 is set forth below.

Name and Address of Beneficial Owner	Number of Shares Owned
Michael Larsen	25,000	*

*	Consists of shares which Mr. Larsen has the right to acquire under current exercisable options.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth purchases and sales during the past two years of shares of common stock of the Company by the persons listed above under ‘‘Directors’’ and ‘‘Officers and Employees.’’

Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. To the extent that any part of the purchase price or market value of any of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If those funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction and the parties is set forth below.

	Number of Shares
Participant	Acquired	Disposed	Date	Explanation
Directors
Higgins D. Bailey	20,000		03/09/06	Note (1)
		5,000	03/09/06	Note (2)
		7,500	03/10/06	Note (2)
		7,500	03/13/06	Note (2)
Jeffrey T. Barnes		23,600	11/14/05	Note (3)

Number of Shares
Participant	Acquired	Disposed	Date	Explanation
		12,000	11/29/05	Note (3)
		600	11/30/05	Note (3)
	20,000		12/02/05	Note (1)
		20,000	12/02/05	Note (2)
		1,000	12/07/05	Note (3)
		1,749,073	12/12/05	Note (3)
		3,700	12/16/05	Note (2)
Sam B. Humphries	20,000		01/27/06	Note (6)
N.C. Joseph Lai, Ph.D.	5,420		06/20/06	Note (1)
Stephen K. Tannenbaum	10,000		12/19/05	Note (1)
		10,000	12/19/05	Note (2)
Emil H. Soika	355		09/02/04	Note (4)
	542		10/04/04	Note (4)
	541		11/01/04	Note (4)
	376		12/01/04	Note (4)
	354		01/03/05	Note (4)
	263		02/01/05	Note (4)
	297		03/01/05	Note (4)
	306		04/04/05	Note (4)
	307		05/02/05	Note (4)
	266		06/07/05	Note (4)
	202		07/05/05	Note (4)
	189		08/01/05	Note (4)
	189		09/01/05	Note (4)
	60,000		09/16/05	Note (1)
		60,000	09/16/05	Note (2)
	184		10/03/05	Note (4)
	191		11/01/05	Note (4)
	201		12/01/05	Note (4)
	200		01/03/06	Note (4)
	190		02/01/06	Note (4)
	188		03/01/06	Note (4)
	140,000		03/01/06	Note (1)
		39,000	03/01/06	Note (2)
		58,800	03/02/06	Note (2)
		7,200	03/06/06	Note (2)
	207		04/03/06	Note (4)
	362		05/02/06	Note (4)
	347		06/01/06	Note (4)
	413		07/01/06	Note (4)
	522		08/01/06	Note (4)
	521		09/01/06	Note (4)
Officers
Drew Diaz	40,000		03/09/05	Note (1)
		2,200	03/09/05	Note (2)
		15,600	03/10/05	Note (2)
	4,000		04/06/05	Note (6)
	40,000		09/14/05	Note (1)

Number of Shares
Participant	Acquired	Disposed	Date	Explanation
		40,000	09/14/05	Note (2)
Joel Knudson	20,000		01/17/05	Note (6)
	5,000		09/09/05	Note (6)
Michael Larsen	15,000		05/26/05	Note (1)
		15,000	05/26/05	Note (2)
	8,000		09/09/05	Note (6)
	20,000		09/16/05	Note (1)
		20,000	09/16/05	Note (2)
Joe Lester	789		11/01/04	Note (4)
	549		12/01/04	Note (4)
	515		01/03/05	Note (4)
		1,853	02/17/05	Note (5)
	21,900		02/22/05	Note (1)
		7,300	02/22/05	Note (2)
		14,600	02/23/05	Note (2)
	9,125		05/26/05	Note (1)
		9,125	05/26/05	Note (2)
	25,000		09/14/05	Note (1)
		25,000	09/14/05	Note (2)
	18,250		02/22/06	Note (1)
		18,250	02/22/06	Note (2)
Deb Zane	20,000		02/24/05	Note (1)
		20,000	02/24/05	Note (2)
	30,000		09/16/05	Note (1)
		30,000	09/16/05	Note (2)
	10,000		02/24/06	Note (1)
		10,000	02/24/06	Note (2)

(1)	Reflects the exercise of options to purchase shares of common stock.

(2)	Reflects the sale of shares of common stock.

(3)	Reflects the sale of shares by Oxford Bioscience Partners III L.P., Oxford Bioscience Partners (Adjunct) III L.P., Oxford Bioscience Partners (Bermuda) III Limited Partnership and mRNA Fund L.P. Mr. Barnes may be deemed to share beneficial ownership of these shares by virtue of his status as a general partner of: (a) OBP Management III L.P., the general partner of Oxford Bioscience Partners III L.P. and Oxford Bioscience Partners (Adjunct) III L.P.; (b) OBP Management (Bermuda) III Limited Partnership, the general partner of Oxford Bioscience Partners (Bermuda) III Limited Partnership; and (c) mRNA Partners L.P., the general partner of mRNA Fund L.P.

(4)	Reflects the purchase of shares of common stock through the Criticare Systems, Inc. Employee Stock Purchase Plan during such month.

(5)	Reflects the sale of shares of common stock previously acquired through the Criticare Systems, Inc. Employee Stock Purchase Plan during such month.

(6)	Reflects a grant of options to purchase shares of common stock.

Miscellaneous Information Concerning Participants

Except as described in this Annex I or otherwise disclosed in this Consent Revocation Statement, to the best of the Company’s knowledge, no person listed above under ‘‘Directors and Nominees’’ and ‘‘Officers and Employees’’ or any of his or her ‘‘associates’’ beneficially owns, directly or indirectly, any shares or other securities of the Company or any parent or subsidiary of the Company.

Except as described in this Annex I or otherwise disclosed in this Consent Revocation Statement, to the best of the Company’s knowledge, no person listed above under ‘‘Directors and Nominees’’ and ‘‘Officers and Employees’’ or any of his or her affiliates or associates is either a party to any transaction or series of similar transactions since September 1, 2004, or any currently proposed transaction or series of similar transactions (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000 and (iii) in which such person, affiliate or associate had or will have a direct or indirect material interest.

To the best of the Company’s knowledge, except as described in this Annex I or otherwise disclosed in this Consent Revocation Statement, no person listed above under ‘‘Directors and Nominees’’ and ‘‘Officers and Employees’’ or any of his or her associates has entered into any arrangement or understanding with any person with respect to (i) any future employment with the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliates will or may be a party.

Except as described in this Annex I or otherwise disclosed in this Consent Revocation Statement, to the best of the Company’s knowledge, there are no contracts, arrangements or understandings by any of the persons listed under ‘‘Directors and Nominees’’ and ‘‘Officers and Employees’’ within the past year with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Annex I or otherwise disclosed in this Consent Revocation Statement, to the best of the Company’s knowledge, no persons listed under ‘‘Directors’’ and ‘‘Officers and Employees’’ has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter that is the subject of this consent revocation solicitation, and no person (other than a director or executive officer of the Company acting solely in that capacity) who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected, has any such interest.

Annex II

PRELIMINARY COPY
 SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 2006

FORM OF CONSENT REVOCATION CARD—GOLD

CONSENT REVOCATION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
CRITICARE SYSTEMS, INC.

The undersigned, a holder of shares of common stock, par value $.04 per share (the ‘‘Common Stock’’), of Criticare Systems, Inc. (the ‘‘Company’’), acting with respect to all shares of the Company’s Common Stock held by the undersigned at the close of business on August 28, 2006, hereby acts as follows concerning the proposals of BlueLine Partners L.L.C. and its affiliates (collectively, ‘‘BlueLine’’) set forth below.

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE ‘‘YES, REVOKE MY CONSENT’’ BOXES.

Please mark your selection as indicated in this example.

PROPOSAL 1:	Proposal made by BlueLine to repeal each provision of the Company’s By-laws or amendment thereto adopted subsequent to March 13, 2006 and prior to the effectiveness of Proposals 2, 3, 4 and 5.
YES, REVOKE MY CONSENT
NO, DO NOT REVOKE MY CONSENT
PROPOSAL 2:	Proposal made by BlueLine to amend Section 3.02 of Article III of the Company’s By-laws to provide that the entire board of directors will be elected each year.
YES, REVOKE MY CONSENT
NO, DO NOT REVOKE MY CONSENT
PROPOSAL 3:	Proposal made by BlueLine to remove all six of the present members of the Board of Directors of the Company and any person or persons elected or designated by any such directors to fill any vacancy or newly created directorship.
YES, REVOKE MY CONSENT
NO, DO NOT REVOKE MY CONSENT
INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #3, BUT NOT ALL OF THEM, CHECK THE ‘‘YES, REVOKE MY CONSENT’’ BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE REMOVED IN THE FOLLOWING SPACE:

PROPOSAL 4:	Proposal made by BlueLine to amend Section 3.01 of Article III of the Company’s By-laws to fix the number of directors of the Company at five (5).
YES, REVOKE MY CONSENT NO, DO NOT REVOKE MY CONSENT
PROPOSAL 5:	Proposal made by BlueLine to Elect William Moore, Cindy Collier, and Robert Munzenrider and re-elect Emil Soika and Sam Humphries as directors of the Company.
YES, REVOKE MY CONSENT
NO, DO NOT REVOKE MY CONSENT
INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #5, BUT NOT ALL OF THEM, CHECK THE ‘‘YES, REVOKE MY CONSENT’’ BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE ELECTED IN THE FOLLOWING SPACE:

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE ‘‘YES, REVOKE MY CONSENT’’ BOXES.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED YOUR CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated:                                                                            , 2006

Print Name:

Signature (Title, if any):

Signature (if held jointly):

Title or Authority:

Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.

IMPORTANT

WE STRONGLY RECOMMEND THAT YOU REJECT BLUELINE AND ITS EFFORTS TO TAKE CONTROL OF THE BOARD AND YOUR COMPANY.

FIRST, DO NOT SIGN BLUELINE’S CONSENT CARD.

SECOND, IF YOU HAVE PREVIOUSLY SIGNED A CONSENT CARD, YOU MAY REVOKE THAT CONSENT BY SIGNING, DATING AND MAILING THE ENCLOSED GOLD CONSENT REVOCATION CARD IMMEDIATELY.

FINALLY, IF YOU HAVE NOT SIGNED BLUELINE’S CONSENT CARD, YOU CAN SHOW YOUR SUPPORT FOR YOUR BOARD BY SIGNING, DATING AND MAILING THE ACCOMPANYING GOLD CONSENT REVOCATION CARD.

PLEASE ACT TODAY.

If you have questions about revoking any consent you may have previously granted or require any other assistance, please call:

The Altman Group, Inc.
1200 Wall Street West
Lyndhurst, NJ 07071
Call Toll Free: 1-(800) 283-3192
Phone: (201) 806-7300
Fax: (201) 460-0050
Email: criticare@altmangroup.com

PLEASE FAX YOUR GOLD CONSENT REVOCATION CARD TO: (201) 460-0050.